EXHIBIT A

JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this Joint Filing Agreement is attached and have duly executed this Joint Filing Agreement as of the date set forth below. The undersigned acknowledge and agree that all subsequent amendments to the Schedule 13D to which this Joint Filing Agreement is attached may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Dated: December 7, 2023

Manoj Bhargava

By:	/s/ Manoj Bhargava
Name:	Manoj Bhargava

Simplify inventions, llc

By:	/s/ Manoj Bhargava
Name:	Manoj Bhargava
Title:	Manager